                                                                    EXHIBIT 12.1

                         DIAMOND OFFSHORE DRILLING, INC.
                       STATEMENT RE COMPUTATION OF RATIOS
                             (THOUSANDS OF DOLLARS)

RATIO OF EARNINGS TO FIXED CHARGES:

                                                 NINE MONTHS
                                                    ENDED
                                                SEPTEMBER 30,                           YEAR ENDED DECEMBER 31,
                                           -----------------------   -------------------------------------------------------------
                                              2004         2003        2003         2002         2001         2000         1999
                                           ----------    ---------   ---------    ---------    ---------    ---------    ---------
COMPUTATION OF EARNINGS:

Pretax (loss) income from continuing
       operations ......................   $ (24,439)    $ (59,126)  $ (54,237)   $  96,174    $ 260,485    $ 110,867    $ 240,363
Less:  Interest capitalized during the
       period and actual preferred
       dividend requirements of
       majority-owned subsidiaries and
       50%-owned persons included in
       fixed charges but not deducted
        from pretax income from above ..          --        (2,199)     (2,201)      (2,878)      (2,645)     (13,844)      (6,329)
Add:   Previously capitalized interest
       amortized during the period .....         937           854       1,166        1,304        1,185          334          334
                                            ---------    ---------   ---------    ---------    ---------    ---------    ---------
Total (losses) earnings, before fixed
       charge addition .................     (23,502)      (60,471)    (55,272)      94,600      259,025       97,357      234,368
                                            ---------    ---------   ---------    ---------    ---------    ---------    ---------

COMPUTATION OF FIXED CHARGES:

Interest, including interest capitalized      20,931        20,031      26,737       26,933       29,191       24,500       16,009
                                            ---------    ---------   ---------    ---------    ---------    ---------    ---------
Total fixed charges .....................     20,931        20,031      26,737       26,933       29,191       24,500       16,009
                                            ---------    ---------   ---------    ---------    ---------    ---------    ---------

TOTAL (LOSSES) EARNINGS AND FIXED CHARGES   $  (2,571)   $ (40,440)  $ (28,535)   $ 121,533    $ 288,216    $ 121,857    $ 250,377
                                            =========    =========   =========    =========    =========    =========    =========

RATIO OF (LOSSES) EARNINGS TO FIXED
       CHARGES (1) ......................         N/A          N/A         N/A         4.51         9.87         4.97        15.64
                                            =========    =========   =========    =========    =========    =========    =========

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(1) The deficiency in the Company's earnings available for fixed charges for the nine months ended September 30, 2004 and 2003 was approximately $23.5 million and $60.5 million, respectively, and for the year ended December 31, 2003 was approximately $55.3 million.